Exhibit 10.2

Confidential

Interoffice Memorandum

To:	Personnel File

From:	Christopher K. McLeod, Interim CEO & President of 454 Life Sciences Corporation

Date:	February 1, 2005

Re:	Amendment to Employment Agreement dated April 1, 2002

I, Christopher K. McLeod, (“the Executive”) signed an Employment Agreement (“the Agreement”) with my employer, CuraGen Corporation (“the Company”), on or about April 1, 2002, and subsequently signed an Addendum to the Agreement on October 31, 2003. Exhibit A, Item 1) of the original Agreement provides that the Executive’s initial base salary shall be subject to increases by the Board of Directors, which shall review the salary periodically. Therefore, pursuant to the minutes of the January 25, 2005, Meeting of the Compensation Committee of the Board of Directors, the Executive’s 2005 base salary was adjusted to $286,000 per year, payable in bi-weekly installments. However, effective January 31, 2005, as a result of being named Interim CEO & President of 454 Life Sciences Corporation the Executive’s base salary was increased to $322,000, which is payable in bi-weekly installments.

Unless explicitly changed in the Addendum dated October 31, 2003, all other terms of the original Agreement shall remain in full force and effect.

/s/ Christopher K. McLeod
Christopher K. McLeod

/s/ Jonathan M. Rothberg
Jonathan M. Rothberg